EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

SECOND QUARTER OPERATING RESULTS

McLean, VA, June 21, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for the second quarter ended May 29, 2005.

Net shipments for the quarter increased 5.8% to $79.9 million, compared to $75.6 million for the comparable prior year period. Gross profit declined to 30.3% of net shipments, compared to 35.8% of net shipments for the second quarter of 2004, as manufacturing productivity continued to be below historical levels as well as increased accruals for returns, allowances and service costs due to order entry errors, shipping and invoicing errors, late deliveries and other associated issues. Selling and administrative expenses for the quarter were $27.6 million, compared to $25.4 million in the prior year quarter, principally due to higher retail selling expenses associated with increased revenue and higher store occupancy expense from new store growth. Interest expense and other income, net, increased from net expense of $537,000 in 2004 to $628,000 in 2005, principally due to lower rental income in 2005. Net loss from continuing operations were $(2.6) million or $(0.19) per share, compared to net earnings in the prior year period of $.7 million or $0.05 per share. The prior year quarter included an after-tax, non-cash charge of $(148,000) or $(0.01) per share to complete the depreciation of certain legacy systems being replaced by the Company’s new ERP system.

For the six months ended May 29, 2005, net shipments were $145.4 million, a decrease of $(.6) million or (.4)% from the prior year amount of $146.0 million. Gross profit declined to 30.6 % of net shipments, from 35.5% for the 2004 comparable period, also as a result of reduced manufacturing productivity and increased accruals for returns and service-related costs. Selling and administrative expenses increased from $49.3 million in the first half of 2004 to $52.7 million in 2005, principally due to higher retail selling expenses and store occupancy costs associated with higher volume and five new stores. Interest expense and other income, net, decreased from net expense of $1,073,000 in 2004 to $361,000 in 2005, principally due to a $680,000 gain in 2005 from the settlement of litigation. Net loss from continuing operations declined to $(5.5) million, or $(0.41) per diluted share, in 2005 compared to net earnings of $.9 million, or $0.07 per diluted share in 2004. Net loss, including a gain on the sale of investment property recorded in the first fiscal quarter, was $(2.7) million or $(0.20) per diluted share in 2005 compared to net earnings of $800,000, or $0.06 per diluted share in 2004.

“Both Rowe Furniture and Storehouse recorded positive revenue results this quarter, with manufacturing shipments net of intercompany sales increasing 4%, and Storehouse sales up 7.8% for all stores and 1.9% for same store sales,” reported Gerald M. Birnbach, Chairman and President. “While we made about thirty percent more pieces of furniture this quarter than the first quarter, our manufacturing productivity continues to be below our goals, and is the number one focus for our Rowe Furniture manufacturing operations. The higher production levels allowed us to begin reducing our manufacturing backlog, which peaked during the quarter, and ended at about the same level as the first quarter. The backlog has been reduced further since the end of the second quarter, and our plan is to reduce it further during the rest of the third quarter,” Mr. Birnbach concluded. “There were seven or 12% more production days in the second quarter than the first.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 65 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED MAY 29, 2005 AND MAY 30, 2004

UNAUDITED

	Three Months Ended		Six Months Ended
	May 29, 2005	May 30, 2004	May 29, 2005	May 30, 2004
	(in thousands, except per share amounts)
Net shipments	$79,915	$75,561	$145,426	$145,983
Cost of shipments	55,732	48,507	100,972	94,151

Gross profit	24,183	27,054	44,454	51,832
Selling and administrative expenses	27,600	25,447	52,728	49,305

Operating income (loss)	(3,417)	1,607	(8,274)	2,527
Interest expense	(707)	(752)	(1,229)	(1,463)
Other income, net	79	215	868	390

Earnings (loss) from continuing operations before taxes	(4,045)	1,070	(8,635)	1,454
Tax expense (benefit)	(1,493)	347	(3,181)	548

Net earnings (loss) from continuing operations	(2,552)	723	(5,454)	906

Discontinued operations:
Loss on contingencies associated with operations discontinued in prior years, net of tax benefit of $65	—	—	—	(105)
Gain (loss) from discontinued real estate operations, net of tax expense (benefit) of $7, $4, $51 and $0, respectively	11	6	81	(1)
Gain on disposal of Sylmar investment property, net of tax expense of $1,680	—	—	2,683	—

Net earnings (loss)	$(2,541)	$729	$(2,690)	$800

Net earnings (loss) from continuing operations per common share	$(0.19)	$0.05	$(0.41)	$0.07

Net earnings (loss) per common share	$(0.19)	$0.06	$(0.20)	$0.06

Weighted average common shares	13,293	13,188	13,283	13,182

Net earnings (loss) from continuing operations per common share assuming dilution	$(0.19)	$0.05	$(0.41)	$0.07

Net earnings (loss) per common share assuming dilution	$(0.19)	$0.05	$(0.20)	$0.06

Weighted average common shares and equivalents	13,293	13,527	13,283	13,501